Exhibit 10.1

Khan Krum Winery

Industrialna St., 3, Burgas, Bulgaria 8000

Tel: 359-56895700, Fax: 359-56895713

Letter of Intent

September 30, 2010

Soton Holdings Group, Inc.

375 N. Stephanie St. - Suite 1411

Henderson, NV 89014-8909

Tel:

Dear Sirs,

We take this opportunity to declare our intention to purchase Bordeaux Style wine bottle from your organization. Khan Krum Winery is a company duly organized and existing under the laws of the Republic of Bulgaria. The principal business address of the company is at Industrialna St., 3, Burgas, Bulgaria 8000. The company’s principle activity in Bulgaria is wine production.

In view of the above, we, Khan Krum Winery, hereby confirm with full responsibility that we are willing and able to enter into a contract for the purchase of the following commodity as specified below and that funding is available including any import/export permits needed to fulfill this purchase;

Product: Bordeaux Style Wine Bottle

Origin: China

Total Quantity: 20,000 – 24,000 per year

Destination Port: (Burgas)

Size of Shipments: 2,000

Packing: Pallets

Payment Methods: 100% funded LC

We understand that this letter of intent is a starting point for further negotiations and operates as a framework under which the transaction can proceed.

We look forward to working with your organization on this important business proposal.

Thanking you, we wish to remain.

Sincerely,

Khan Krum Winery

/s/ Vesselin Minkov

Vesselin Minkov

Managing Director